U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form SB-2
REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933

Si3 Technology Inc.
(Name of small business issuer in its charter)

Nevada	1731	20-1923645
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification No.)

Phone: (604) 782-3229 Fax: (604) 734-9161 (Address and telephone number of principal executive offices)

228 – 3495 Cambie Street Vancouver, B.C. V5Z 4R3 (Address of principal place of business or intended principal place of business)

Sierra Corporate Services 100 West Liberty, 10th Floor Reno, Nevada 89501 Phone: 775-788-2000 (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Title of each class of securities to be registered	Number of shares to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock held by selling shareholders	1,940,000	$0.02(1)	$38,800	$4.57
Shares of common stock underlying outstanding warrants	1,940,000	$2.05 (1)	$3,977,000	$468.09
Total	3,880,000	Varying prices	$4,015,800	$472.66

(1)           There is no current market for the securities and the price at which the shares held by the selling security holders will be sold is at a price of $0.02 per share for outstanding common stock and $2.05 for common stock underlying the outstanding warrants, until our securities are quoted on the OTC Bulletin Board (or other specified market) and thereafter at prevailing market prices or privately negotiated prices.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion, Dated July 1, 2005

The information contained in this prospectus is subject to completion or amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

SI3 TECHNOLOGY INC.
1,940,000 shares of common stock to be sold by certain selling security holders
1,940,000 shares of common stock issuable upon the exercise of outstanding warrants

This prospectus relates to the offer and sale of 1,940,000 shares of our common stock, 1,940,000 shares of our common stock issuable upon the exercise of outstanding warrants.  The selling security holders will offer and sell the shares of outstanding common stock at a price of $0.02 per share, the shares of common stock underlying the outstanding warrants at a price of $2.05 per share, until our securities are quoted on the OTC Bulletin Board (or other specified market) and thereafter at prevailing market prices or privately negotiated prices.  The price that the selling security holders will be selling their securities is at a price slightly above what each selling security holder paid for such securities.

This registration statement is intended to register the resale of 1,940,000 shares of our common stock, 1,940,000 shares of our common stock underlying the outstanding warrants.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained.

The shares will become tradable on the effective date of this prospectus.

The selling security holders will receive the proceeds from the sale of their shares and we will not receive any of the proceeds from the sales.  If all of the warrants are exercised, we will receive $2.00 per share purchased for a possible cumulative total of $3,880,000.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" CONTAINED IN THE PROSPECTUS BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 1, 2005.

TABLE OF CONTENTS

Summary Information and Risk Factors	3
Prospectus Summary	3
Company Overview	3
Selling Security Holders	3
The Offering	4
Summary Financial Data	4
Risk Factors	5
Disclosure Regarding Forward-Looking Statements	11
Use of Proceeds	11
Determination of Offering Price	11
Dilution	11
Selling Security Holders	12
Plan of Distribution	17
Legal Proceedings	18
Directors, Executive Officers, Promoters and Control Persons	19
Significant Employees	19
Family Relationships	20
Involvement in Certain Legal Proceedings	21
Audit Committee	21
Security Ownership of Certain Beneficial Owners and Management	21
Security Ownership of Management	20
Changes in Control	20
Description of Securities	20
Common Stock	20
Warrants and Warrant Units	23
Additional Information Describing Securities	23
Penny Stock Regulation	23
Interest of Named Experts and Counsel	24
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	24
Certain Relationships and Related Transactions	24
Description of Business	25
Government Regulations	27

Environmental Regulation	27
Reports to Security Holders	27
Enforceability of Civil Liabilities Against Foreign Persons	28
Management’s Discussion and Analysis or Plan of Operations	28
Special Note Regarding Forward-Looking Statements	28
Results of Operations	28
Operating Expenses	29
Net Loss	30
Liquidity and Capital Resources	30
Plan of Operation	30
Material Commitments	31
Off-Balance Sheet Arrangements	31
Description of Property	31
Market for Common Equity and Related Stockholder Matters	31
Executive Compensation	32
Aggregated Option/SAR Exercises During the Most Recently Completed Financial year and Financial year-End Option/SAR Values	32
Proposed Compensation	32
Employment Agreements	33
Long Term Incentive Plans – Awards in Last Fiscal year	33
Employee Pension, Profit Sharing Insurance or Other Retirement Plans	33
Compensation of Directors	33
Compensation Committee Interlocks and Insider Participation	33
Financial Statements	F-1
PROSPECTUS
Dealer Prospectus Delivery Obligation
Part II. Information Not Required In Prospectus	II-1
Indemnification of Directors and Officers	II-1
Other Expenses of Issuance and Distribution	II-1
Recent Sales of Unregistered Securities	II-2
EXHIBIT INDEX	II-3
Undertakings	II-3
Signatures	II-3

Summary Information and Risk Factors

Prospectus Summary

This summary provides a brief overview of key aspects of this offering and our company.  Because this is only a summary, it does not contain all of the information that may be important to you.  You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and the related notes, before making an investment decision regarding our common stock.  References herein to "we", "us", "our", or "Si3" refer to Si3 Technology Inc.

Company Overview

Si3 is a development-stage company with limited current operations.

Our principal service is web design, development and marketing, however, we also install standardized or customized self-monitoring Internet-based surveillance camera systems for small businesses and residences.  It is in the installation of these surveillance cameras that we intend to expand our business.  Using current technology, we are able to build a system that will alert the customer 24 hours a day, 7 days a week if the system detects an intruder on their premises.  The technology automatically alerts the customer directly either through voice, image or text to the customer’s cell phone, personal data assistant (PDA) or email account.  Currently, our clients consist of a number of retail stores and small businesses in Canada.

Although we currently generate the majority of our income from web design and development and marketing for small businesses, we hope to expand our business in the area of self-monitoring surveillance.  We do not currently pay our executive officers, nor have we rented office space in which to conduct our business.

We were incorporated under the laws of the State of Nevada on August 25, 2004 and have a December 31 fiscal year end.

Our mailing address is 228 – 3495 Cambie Street, Vancouver, B.C. V5Z 4R3 and our telephone number is (604) 782-3229.

Selling Security Holders

This prospectus relates to the registration for resale of 1,940,000 shares of our common stock, and 1,940,000 shares of our common stock issuable upon the exercise of outstanding warrants.

37 security holders hold all of our outstanding securities.  The selling security holders will offer and sell the shares of outstanding common stock at a price of $0.02 per share, the shares of common stock underlying the outstanding warrants at a price of $2.05 per share, until our securities are quoted on the OTC Bulletin Board (or other specified market) and thereafter at prevailing market prices or privately negotiated prices.  The reason for the difference in the price is that the selling security holders will be selling their securities at a price slightly above what they paid for such securities. We will not receive any proceeds from the sale of the securities by the selling security holders, other than the exercising of outstanding warrants and warrant units, if any.

The Offering

Number of shares of common stock outstanding prior to this offering	34,001,000 shares. This number assumes the exercise of all outstanding warrants to purchase an aggregate of 2,000,000 shares of our common stock.
Number of shares of common stock outstanding after to this offering	34,001,000 shares. This number assumes the exercise of all outstanding warrants to purchase an aggregate of 2,000,000 shares of our common stock.
Common stock offered by selling security holders

3,880,000 shares. This figure includes 1,940,000 shares of common stock already issued and held by certain selling security holders, and the 1,940,000 shares of common stock issuable upon the exercise of warrants held by the selling security holders.

Summary Financial Data

The following table summarizes the consolidated financial data for our business for the fiscal year ended December 31, 2004.  As we have only commenced conducting business in 2004, there is no other financial data to make any comparisons to previous years or quarters.  You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the corresponding notes thereto, appearing elsewhere in this prospectus.

Statement of Operations(1)
Period ended December 31,
2004
Revenues	$26,283
Gross Margin	$12,512
Net Loss	(1,678)
Basic and Diluted Earnings (Loss) Per Share	(0.00)

Balance Sheet
December 31,
2004
Cash	$62,596
Current Assets	$66,136
Total Assets	$66,455
Current Liabilities	$8,057
Total Liabilities	$8,057
Shareholders’ Equity (Deficiency)	$58,398

(1)  Unless otherwise indicated, all references to "$" or dollars in this prospectus refer to United States Dollars.  As of June 30, 2005, the exchange rate was U.S. $1.00 for $1.2248 Canadian Dollars.

Risk Factors

Before you invest in our common stock, you should be aware that such an investment involves various risks, including those described below.  You should carefully consider these risks as well as all of the other information contained in this prospectus before making a decision to invest in our common stock.  As a consequence of any of the following risks, our business, financial condition and operating results could be adversely affected.  As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

WE HAVE HAD MINIMAL CASH FLOWS FROM OPERATIONS AND IF WE ARE NOT ABLE TO OBTAIN FURTHER FINANCING WE MAY BE FORCED TO SCALE BACK OR CEASE OPERATIONS OR OUR BUSINESS OPERATIONS MAY FAIL.

To date we have had minimal cash flows from operations and we have been dependent on sales of our equity securities to meet our cash requirements. We incurred a loss of $1,678 for the fiscal period ended December 31, 2004.  We do not expect positive material cash flow from operations in the near term.  We anticipate that the funds we have raised in the last private placements may be sufficient to satisfy our cash requirements for the balance of the year ended December 31, 2005, however, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

-	we incur delays and additional expenses as a result of technology failure;

-	we incur delays and additional expenses as a result of a loss of key personel;

-	we are unable to create a substantial market for our products; or

-	we incur any significant unanticipated expenses.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans and achieve a profitable level of operations.

We will depend almost exclusively on outside capital to pay for the continued development and marketing of our services. Such outside capital may include the sale of additional stock and/or commercial borrowing. There can be no assurance that capital will continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be forced to scale back or cease operations.

WE HAVE ONLY COMMENCED OUR BUSINESS OPERATIONS IN 2004 AND WE HAVE A LIMITED OPERATING HISTORY. IF WE CANNOT SUCCESSFULLY MANAGE THE RISKS NORMALLY FACED BY START-UP COMPANIES, WE MAY NOT ACHIEVE PROFITABLE OPERATIONS AND ULTIMATELY OUR BUSINESS MAY FAIL.

We have a limited operating history.  Our prospects are subject to the risks and expenses encountered by start up companies, such as uncertainty regarding level of future revenue and inability to budget expenses and manage growth accordingly and inability to access sources of financing when required and at rates favourable to us. Our limited operating history and the highly competitive nature of the security and web development industry

THE FACT THAT WE ARE IN THE EARLY DEVELOPMENT OF OUR COMPANY AND THAT WE HAVE ONLY GENERATED LIMITED REVENUES SINCE OUR INCORPORATION RAISES SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, AS INDICATED IN OUR INDEPENDENT AUDITORS' OPINION IN CONNECTION WITH OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS.

We are in the development stage and have generated limited revenue since our.  Since we are still in the early stages of developing our company and because of the lack of significant business operations at December 31, 2004, our independent auditors' report includes an explanatory paragraph about our ability to continue as a going concern. We will, in all likelihood, continue to incur operating expenses without significant revenues until we are able to conduct a significant marketing campain.  At our current rate of expenditure we anticipate that we will be able to maintain our operations until December 31, 2005 without generating significant revenues from our operations. Our primary source of funds has been the sale of our common stock.  We cannot assure that we will be able to generate enough interest in our services. If we cannot attract a significant number clients, we will not be able to general any significant revenues or income. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors' report on the financial statements. If we are unable to establish and generate material revenues our business will fail and you may lose some or all of your investment in our common stock.

WE MAY NEED TO SEEK CAPITAL BY WAY OF AN OFFERING OF OUR EQUITY SECURITIES, AN OFFERING OF DEBT SECURITIES, OR BY OBTAINING FINANCING THROUGH A BANK OR OTHER ENTITY.

We have not established a limit as to the amount of debt we may incur nor have we adopted a ratio of our equity to debt allowance.  If we need to obtain additional financing, there is no assurance that financing will be available from any source, nor that it will be available on terms acceptable to us, or that any future offering of securities will be successful.  If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock.  We could suffer adverse consequences if we are unable to obtain additional capital, which would cast substantial doubt on our ability to continue our operations and growth.

The Company is young, and relatively under-financed.  If a large purchaser of the Company's goods failed to pay, the Company would be put in a difficult financial position from which it may not be able to recover.

WE CURRENTLY DO NOT HAVE ANY INTELLECTUAL PROPERTY RIGHTS. IF WE ARE UNABLE TO PROTECT OUR "SI3" TRADE NAME OUR EFFORTS TO INCREASE PUBLIC RECOGNITION OF OUR BRAND MAY BE IMPAIRED AND WE MAY BE REQUIRED TO INCUR SUBSTANTIAL COSTS TO PROTECT OUR NAME.

We have not made any applications for the protection of our intellectual property rights. As a consequence we may not be able to prevent the unauthorized use of our "Si3" trade name. We may be unable to prevent third parties from acquiring and using names or products that are similar to, infringe upon or otherwise decrease the value of our name, our products, and other proprietary rights that we may hold. We may need to bring legal claims to enforce or protect any intellectual property rights that we assert. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. Any claims, by or against us, could be time consuming and costly to defend or litigate, divert our attention and resources and result in the loss of goodwill associated with our trade name and products.

BECAUSE WE FACE INTENSE COMPETITION, AN INVESTMENT IN OUR COMPANY IS HIGHLY SPECULATIVE.

We believe that our services will have to compete with large and established companies, as well as other small to medium sized companies.

These existing and future competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements than us and may be able to undertake more extensive promotional activities, offer more attractive terms to customers and adopt more aggressive pricing policies than we do. Increased competition by these existing and future competitors will negatively affect our ability to maintain or expand our operations, or achieve profitability.

BECAUSE WE DO NOT HAVE SUFFICIENT INSURANCE TO COVER OUR BUSINESS LOSSES, WE MIGHT HAVE UNINSURED LOSSES, INCREASING THE POSSIBILITY THAT YOU WOULD LOSE YOUR INVESTMENT.

We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

THERE IS CURRENTLY NO ESTABLISHED PUBLIC TRADING MARKET FOR OUR SECURITIES.  WE CAN GIVE NO ASSURANCE THAT AN ACTIVE TRADING MARKET IN OUR SECURITIES WILL DEVELOP OR, IF DEVELOPED, THAT IT WILL BE SUSTAINED.

We intend to apply for admission to quotation of our securities on the OTC Bulletin Board.  If for any reason our common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so.

No market makers have committed to becoming market makers for our common stock and it is possible that none will do so.

THE SHARES AVAILABLE FOR SALE IMMEDIATELY BY THE SELLING SECURITY HOLDERS ALONG WITH SHARES AVAILABLE PURSUANT TO RULE 144 COULD SIGNIFICANTLY REDUCE THE MARKET PRICE OF OUR COMMON STOCK, IF A MARKET SHOULD DEVELOP.

If a market should develop for the shares of our common stock, the market price could drop if substantial amounts of shares available for public sale without any increase to our capitalization are sold in the public market or if the market perceives that such sales could occur.  After a one-year holding period our restricted shares of common stock will become eligible for trading, pursuant to Rule 144, without any additional payment to us or any increase to our capitalization.  Of the 32,001,000 shares of common stock currently outstanding, 1,940,000 shares of the common stock are being registered for sale.  Our affiliates will be subject to the limitations of Rule 144, including its volume limitations in the sale of their shares.  An aggregate of 30,061,000 (93.9%) of the outstanding shares of our common stock are held by officers, directors, and two significant shareholders and are subject to the limitations of Rule 144.  A drop in the market price could adversely affect holders of our common stock and could also harm our ability to raise additional capital by selling equity securities.  The figures and percentages shown in this paragraph do not take into account outstanding warrants.  There are two million shares under warrants with an exercise price of $2.00 per share.  These warrants have been issued to our shareholders, but not to our two significant shareholders.  60,000 shares under warrants were issued to our sole officer.

THE CONCENTRATION OF OWNERSHIP OF THE SHARES OF OUR COMMON STOCK MAY DISCOURAGE PURCHASES OF OUR COMMON STOCK BY PERSONS WHO MIGHT OTHERWISE SEEK TO GAIN CONTROL OF US.

Our executive officers and directors, together with two major shareholders, currently beneficially own in excess of 93.9% of our outstanding common stock, and they are able to exercise a controlling influence over the election of our directors and other matters requiring stockholder approval, including change of control transactions.  The effect of such management control could be to delay or prevent any change of our management control.

SINCE A MAJORITY OF OUR OFFICERS AND DIRECTORS RESIDE OUTSIDE OF THE UNITED STATES, IT MAY BE DIFFICULT, IF NOT IMPOSSIBLE, FOR AN INVESTOR TO ENFORCE A JUDGMENT FROM A UNITED STATES COURT BASED ON UNITED STATES LAW IN A CANADIAN COURT AGAINST US OR OUR OFFICERS OR DIRECTORS.

A majority of our directors and officers reside in Canada.  Because all or a substantial portion of our assets and the assets of these persons are located outside the United States, it may be difficult for an investor to sue, for any reason, us or any of our directors or officers outside the United States.  If an investor was able to obtain a judgment against us or any of our directors or officers in a United States court based on United States securities laws or other reasons, it may be difficult, if not impossible, to enforce such judgment in Canada.  We have been advised by our Canadian counsel that there is doubt as to the enforceability, in original actions in Canadian courts, of liability based upon the United States Federal securities laws and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the United States Federal securities laws.  Therefore, it may not be possible to enforce those actions against us or any of our directors or officers.

WE ARE RELIANT ON A FEW EMPLOYEES AND IN PARTICULAR ONE SIGNIFICANT EMPLOYEE.  WERE WE TO LOSE THAT EMPLOYEE FOR ANY REASON IT MAY BECOME DIFFICULT FOR US TO CONTINUE OPERATIONS UNTIL A SUITABLE REPLACEMENT IS FOUND.

As we are a very small company with only two employees, we are very dependant on those employees to carry out the day-to-day operations.  If we were to lose our significant employee it may become difficult to continue with our operations until a suitable replacement is found.  There is no guarantee that a suitable replacement can be found in a timely manner, or at a suitable cost.  This loss could result in a significant increase in our operating costs, and a significant decrease in our sales, both of which would be detrimental to the company.

We are also reliant on our officer/director.  If we were to lose our officer/director we would be forced to find an equally qualified individual or individuals to take over the management and accounting rolls.  There is no guarantee that suitable replacement or replacements could be found in a timely manner or at a suitable cost.  This loss could result in a significant increase in our operating costs, and a significant decrease in our sales, both of which would be detrimental to the company.

BECAUSE WE DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON SHARES, INVESTORS SEEKING DIVIDEND INCOME OR LIQUIDITY SHOULD NOT PURCHASE SHARES IN THIS OFFERING.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

WE ARE A SMALL COMPANY WITH LIMITED RESOURSES.  SHOULD A WELL FINANCED COMPETITOR BEGIN AN AGGRESSIVE MARKETING CAMPAIGN WE COULD EXPERIENCE A DROP IN SALES AND FIND IT MORE DIFFICULT TO EXPAND OUR BUSINESS.

If a well financed company were to begin an aggressive marketing campaign and begin to consolidate the industry, we would find it very difficult to compete with our limited budgets.  This could result in a loss of business, as well as making it more difficult for us to expand our business.

PENNY STOCK REGULATIONS MAY IMPAIR SHAREHOLDERS’ ABILITY TO SELL OUR STOCK

It is the intention of the Company that our common stock will trade on the OTC Bulletin Board and, therefore, is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock".  A penny stock is generally defined as any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales requirements on broker-dealers who sell penny stocks to persons other than established customers and "accredited investors".  An accredited investor is generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse.  For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.  The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotation for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.  This information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer.  Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  The additional burdens imposed upon broker-dealers by such requirements could, in the event the common stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of the common stock.

NASD SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission (see above and the "Market for Common Equity and Related Stockholder Matters" section at page 34 for discussions of penny stock rules), the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

Disclosure Regarding Forward-Looking Statements

This prospectus includes "forward-looking statements".  For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future demand for our services and products, supply, costs, marketing and pricing factors are all forward-looking statements.  When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward-looking statements.  We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, and are based on information available to us on the date of this prospectus.  We cannot, however, assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning.  We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

Use of Proceeds

The shares of common stock covered by this prospectus are to be sold by our shareholders and we will not receive any proceeds from the sale of these shares.  We may receive $3,880,000 if all of the outstanding warrants are exercised.  We do not anticipate that these warrants will be exercised within the next year and have not made specific plans for the use of these proceeds should they materialize.

Determination of Offering Price

Our shares are not currently traded on any national market.

The price at which our selling security holders will sell their shares of our common stock at prior to being listed on the OTC Bulletin Board is $0.02, which is a few cents above the price per share for shares that were privately placed by us in 2004

The shares of common stock covered by this prospectus are to be sold by our security holders.  The price at which our selling security holders will sell their shares of our common stock at prior to being listed on the OTC Bulletin Board (or other specified market) is set out herein below under the heading "Plan of Distribution".  Once our common stock is listed on the OTC Bulletin Board (or other specified market), then our selling security holders will sell their shares at the prevailing market prices or privately negotiated prices.

Dilution

The shares of our common stock covered by this prospectus are to be sold by our security holders.  We are not selling any common equity through this registration.  Therefore, this item is not applicable to us.

Selling Security Holders

On July 1, 2005, there were 32,001,000 shares of our common stock issued, and 2,000,000 shares of our common stock issuable upon the exercise of outstanding warrants.

All of the selling security holders' shares registered hereby will become tradable on the effective date of the registration statement of which this prospectus is a part.

The following table sets forth as of July 1, 2005 (i) the name and address of each selling security holder, (ii) the number of shares of our common stock beneficially owned, (iii) the number of shares of our common stock being offered herein, (iv) the relationship of the security holder to Si3, (v) the percentage of shares of our common stock owned prior to the offering, and (vi) the amount and percentage of shares of our common stock owned after the offering.

Name & address	Number of shares beneficially owned[1]	Number of shares offered herein(1)(2)	Relationship to Si3	Percentage of stock owned prior to the offering	Percentage of stock owned after the offering(3)

Connie Lee Pui Yu 35E Blk 10 Island Harbor View 11 Hoi Fai Road Tai Kok Tsui, KLN Hong Kong	15,140,000[4]	140,000	None	(*)%	(*)%

Lee Yin Kung Rm. 2605 Boo Yuet House Choi Wan Estate Hong Kong	520,000[5]	80,000	None	(*)%	(*)%

Lau Yung Chun Rm. 2605 Boo Yuet House Choi Wan Estate Hong Kong	520,000[5]	120,000	None	(*)%	(*)%

Lee Pui Fan Rm. 2605 Boo Yuet House Choi Wan Estate Hong Kong	520,000[5]	80,000	None	(*)%	(*)%

Ho Ting Yan Rm. 2605 Boo Yuet House Choi Wan Estate Hong Kong	520,000[5]	80,000	None	(*)%	(*)%

Ho Ting Shan Rm. 2605 Boo Yuet House Choi Wan Estate Hong Kong	520,000[5]	80,000	None	(*)%	(*)%

Lee Pui Yuk Rm. 2605 Boo Yuet House Choi Wan Estate Hong Kong	520,000[5]	80,000	None	(*)%	(*)%

Name & address	Number of shares beneficially owned[1]	Number of shares offered herein(1)(2)	Relationship to Si3	Percentage of stock owned prior to the offering	Percentage of stock owned after the offering(3)

Lee Shing Chi Flate, 5/F, Blk. 4 Full View Garden Chaiwan, Hong Kong	240,000[6]	120,000	None	(*)%	(*)%

Liu Ka Pik Flate, 5/F, Blk. 4 Full View Garden Chaiwan, Hong Kong	240,000[6]	120,000	None	(*)%	(*)%

Lee Chi Oi Flat 2047 Tsui To House Tsui Ping North Estate Kwun Tong KLN Hong Kong	120,000	120,000	None	(*)%	(*)%

Hung Yuk Ming Rm. 2607 Blk C Golden Lion Garden (phase 2) Kak Tin Rd. 1-3 Tai Wai Hong Kong	100,000	100,000	None	(*)%	(*)%

Wong Chan Wing Flat 12A, 3/F 310 Ma Tau Wai Rd. KLN, Hong Kong	200,000[7]	100,000	None	(*)%	(*)%

Ng So Ching Flat 12A, 3/F 310 Ma Tau Wai Rd. KLN, Hong Kong	200,000[7]	100,000	None	(*)%	(*)%

Leung Bik Kee Unit A 9/F 310 Ma Tau Wai Rd KLN, Hong Kong	100,000	100,000	None	(*)%	(*)%

Jim Thomlinson 8572 – 118A Street Delta, British Columbia V4C 6L3	200,000	200,000	None	(*)%	(*)%

Christine Gould 2701 – 1055 W. Georgia Street Vancouver, British Columbia V6E 3R5	200,000	200,000	None	(*)%	(*)%

Name & address	Number of shares beneficially owned[1]	Number of shares offered herein(1)(2)	Relationship to Si3	Percentage of stock owned prior to the offering	Percentage of stock owned after the offering(3)

Jerry Kroll 2108 – 808 Nelson Street Vancouver, British Columbia V6Z 2H2	200,000	200,000	None	(*)%	(*)%

Jason Finnis 1740 Parker Street Vancouver, British Columbia V5L 2K8	400,000[8]	200,000	None	(*)%	(*)%

Larisa Harrison 1740 Parker Street Vancouver, British Columbia V5L 2K8	400,000[8]	200,000	None	(*)%	(*)%

Lisa Hall 402 – 1688 East 4th Ave. Vancouver, British Columbia V5N 1J8	200,000	200,000	None	(*)%	(*)%

Kam Tong Chan 3918 West 12th Ave. Vancouver, British Columbia V6R 2P2	100,000	100,000	None	(*)%	(*)%

Marcia Wai Yin Pong 584 West 18th Ave. Vancouver, British Columbia V5Z 1V6	221,000[9]	100,000	None	(*)%	(*)%

Paulina Miu Ling Wong Unit 3, 12900 Jack Bell Drive Richmond, British Columbia V6V 2V8	180,000[10]	100,000	None	(*)%	(*)%

Sunny Kan Unit 3, 12900 Jack Bell Drive Richmond, British Columbia V6V 2V8	180,000[10]	80,000	None	(*)%	(*)%

Seak Tsan Wong 3918 West 12th Ave Vancouver, British Columbia V6R 2P2	80,000	80,000	None	(*)%	(*)%

Name & address	Number of shares beneficially owned[1]	Number of shares offered herein(1)(2)	Relationship to Si3	Percentage of stock owned prior to the offering	Percentage of stock owned after the offering(3)

Gee Ming Chiang #19-9651 Dayton Ave. Richmond, British Columbia V6Y 3C3	160,000[11]	80,000	None	(*)%	(*)%

Patrick Kwok 10131 Dennis Cres. Richmond, British Columbia V7A 3R9	160,000[12]	80,000	None	(*)%	(*)%

Lisa Wing Shun Chu #19-9651 Dayton Ave. Richmond, British Columbia V6Y 3C3	160,000[11]	80,000	None	(*)%	(*)%

Kayo Kumazawa 10131 Dennis Cres. Richmond, British Columbia V7A 3R9	160,000[12]	80,000	None	(*)%	(*)%

Sze Bing Wong 8420 French St. Vancouver, British Columbia V6P 4W2	100,000	100,000	None	(*)%	(*)%

Michael K. Y. Chan 8880 Cairnmore Place Richmond, British Columbia V7C 1A4	80,000	80,000	None	(*)%	(*)%

Yen-Zon Chai 9251 Saunders Road Richmond, British Columbia V7A 2B2	80,000	80,000	None	(*)%	(*)%

Yen Yang Chai 2521 Eddington Drive Vancouver, British Columbia V6L 2G2	100,000	100,000	None	(*)%	(*)%

Herman Chi Sum Ho 132 South Howard Ave. Burnaby, British Columbia V5B 3P4	100,000	100,000	None	(*)%	(*)%

(*)  Represents less than 1% of our outstanding shares of common stock.

(1)        Represents shares of common stock issued to the selling security holders and shares of common stock issuable upon the exercise of warrants issued in connection with the private placement transaction described under “Recent Sales of Unregistered Securities”.

(2)        Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.  Except as set forth in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of our common stock shown as being beneficially owned by them.  A person also is deemed to be beneficial owner of any securities which that person has the right to acquire within 60 days.

(3)        For the purposes of computing the number of shares of common stock to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholders named above will sell all of the shares of common stock and all of the common stock issuable upon exercise of warrants offered by this prospectus, and that any other shares of common stock beneficially owned by these selling securityholders will continue to be beneficially owned.

(4)        Connie Lee Pui Yu is the wife of Wong Tsan For Pat and this number represents 70,000 shares directly owned by Ms. Yu, 70,000 warrants directly owned by Ms. Yu, and 15,000,000 shares directly owned by Mr. Pat.

(5)        Lee Yin Kung is the husband of Lau Yung Chun.  Lee Pui Fan is the sister of Lee Yin Kung.  Lee Pui Yuk is the sister of Lee Yin Kung.  Ho Ting Yan is the niece of Lee Yin Kung.  Ho Ting Shan is the niece of Lee yin Kung.  This number represents 40,000 shares and 40,000 warrants directly owned by Mr. Kung, 60,000 shares and 60,000 warrants directly owned by Ms. Chun, 40,000 shares and 40,000 warrants directly owned by Ms. Fan, 40,000 shares and 40,000 warrants directly owned by Ms. Yuk, 40,000 shares and 40,000 warrants directly owned by Ms. Yan, 40,000 shares and 40,000 warrants directly owned by Ms. Shan.

(6)        Lee Shing Chi is the husband of Liu Ka Pik and this number represents 60,000 shares and 60,000 warrants directly owned by Mr. Chi, 60,000 shares and 60,000 warrants directly owned by Ms. Pik.

(7)        Wong Chan Wing is the husband of Ng So Ching and this number represents 50,000 shares and 50,000 warrants directly owned by Mr. Wing, 50,000 shares and 50,000 warrants directly owned by Ms. Ching.

(8)        Jason Finnis and Larisa Harrison are living Common Law and this number represents 100,000 shares and 100,000 warrants directly owned by Mr. Finnis, 100,000 shares and 100,000 warrants directly owned by Ms. Harrison.

(9)        Marcia Wai Yin Pong is the wife of Benjamin Wong.  Benjamin Wong owns 61,000 shares, 60,000 warrants.

(10)      Sunny Kan is the husband of Paulina Miu Ling Wong and this number represents 40,000 shares and 40,000 warrants directly owned by Mr. Kan, 50,000 shares and 50,000 warrants directly owned by Ms. Ling.

(11)      Gee Ming Chiang is the husband of Lisa Wing Shun Chu and this number represents 40,000 shares and 40,000 warrants directly owned by Mr. Chiang, 40,000 shares and 40,000 warrants directly owned by Ms. Chu.

(12)      Patrick Kwok is the husband of Kayo Kumazawa and this number represents 40,000 shares and 40,000 warrants directly owned by Mr. Kwok, 40,000 shares and 40,000 warrants directly owned by Ms. Kumazawa.

Plan of Distribution

We are registering 3,880,000 shares of our common stock covered by this prospectus on behalf of the selling security holders, which includes 1,940,000 shares of our common stock already issued and held by the selling security holders, and 1,940,000 shares of our common stock issuable upon the exercise of outstanding warrants.  We will not receive any proceeds from the sale of any shares by the selling security holders.  We will receive the strike price of $2.00 for any warrants that are exercised.  We will pay the costs and fees of registering our common stock, but the selling security holders will pay any brokerage commissions, discounts or other expenses relating to the sale of their common stock.

The shares owned by the selling security holders are being registered pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, which Rule pertains to delayed and continuous offerings and sales of securities.  In regard to the selling security holder's shares offered under Rule 415, we have made certain undertakings in Part II of the registration statement of which this prospectus is a part pursuant to which, in general, we have committed to keep this prospectus current during any period in which offers or sales are made pursuant to Rule 415.

Sales of the securities by affiliates of Si3 are subject to the volume limitations imposed by Rule 144 even after registration of such securities.  An affiliate who holds unrestricted securities may sell, within any three month period, a number of our shares that does not exceed the greater of one percent of the then outstanding shares of the class of securities being sold or, if our securities are trading on the NASDAQ Stock Market or an exchange at some time in the future, the average weekly trading volume during the four calendar weeks prior to such sale.

The selling security holders will offer and sell the shares of outstanding common stock at a price of $0.02 per share, the shares of common stock underlying the outstanding warrants at a price of $2.05 per share, until our securities are quoted on the OTC Bulletin Board (or other specified market) and thereafter at prevailing market prices or privately negotiated prices.  The reason for the difference in the price is that we have assumed that the selling security holders will be selling their securities at a price slightly above what they paid for such securities.

In affecting sales, brokers and dealers engaged by the selling security holders, may arrange for other brokers or dealers to participate. Brokers and dealers may receive commissions, discounts or concessions for their services from the selling security holders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated.  These commissions or discounts are not expected to exceed those customary in the types of transactions involved.

The selling security holders and any broker-dealer or agent involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, and a portion of any proceeds of sale and the broker-dealers' or agents' commissions, discounts, or concessions may be deemed to be underwriters' compensation under the Securities Act.

In addition to selling their shares of our common stock under this prospectus, the selling security holders may transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; and the sale of such shares may be made by such transferees in the public securities markets by delivery of this prospectus to the buyers in such transactions.  However, if the transferee received the shares of our common stock subsequent to the effective date of this registration statement, then such transferee must be named as a selling security holder in a prospectus supplement.

We have informed the selling security holders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to the sales of their shares offered by this prospectus, and we have also advised the selling security holders of the requirement for delivery of this prospectus in connection with any sale of the common stock offered by this prospectus.

Selling security holders, who are all residents of British Columbia, have to rely on an exemption from prospectus and registration requirements of B.C. securities laws to sell their shares which are being registered for resale by this prospectus.  Selling security holders have to comply with the B.C. Securities Commission’s B.C. Instrument 72-502 “Trade in Securities of U.S. Registered Issuers” to resell their shares of common stock.  B.C. Instrument 72-502 requires, among other conditions, that B.C. residents hold the shares for a period of four months and a day and, consequent thereon, limits the volume of shares sold in a twelve-month period to five percent of the issued and outstanding shares of the issuer.  However, if we become a reporting issuer in British Columbia, then our B.C. shareholders will only have to hold their shares for a period of four months and a day from becoming a reporting issuer in order to resell their shares.

Legal Proceedings

There are currently no legal proceedings involving Si3 Technology Inc.  We are not aware of any proceedings being contemplated by any governmental authority.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth, as of February 1, 2005, the name, age and position of our directors and executive officers.

Name	Age	Offices Held

Benjamin Wong	37	President, Secretary/Treasurer, CEO

The Directors hold their positions until the next annual general meeting of our shareholders or until their successors are duly elected and qualified.  Our executive officers serve at the pleasure of the Board of Directors.

Mr. Wong is currently an officer and partial owner of Keywest Communications Inc. and as such is unable to devote 100% of his work time to Si3.  Mr. Wong anticipates devoting approximately 25% of his work time to Si3 and this may increase depending on the demands of the business and its growth rate.

The backgrounds of our directors and executive officers are as follows:

Benjamin Tsan Tung Wong, Vancouver, BC.

Mr. Wong graduated from the Chinese University of Hong Kong in 1988 with a Bachelor of Business Administration (major: Finance, minor: Accounting).  In 1994, Mr. Wong received his Certified General Accountant designation and in 1998 he received his Certified Public Accountant designation.

From December 1999 to March 2001, Mr. Wong was the Vice President of Finance for North Voice Communications Inc.  In this role, Mr. Wong reported directly to the President and was in charge of overseeing all the financial and accounting functions for the company, its subsidiaries and joint venture partners in various countries.  Mr. Wong was instrumental in arranging both vendor and equity financing in excess of US$10 million.

From March 2001 to present, Mr. Wong has held the position of Chief Financial Officer and Chief Operating Officer for Keywest Communications Inc.  Mr. Wong is a partial owner of Keywest and his responsibilities include overseeing all financial and accounting functions of the organization, tax planning for the group of companies, development and overseeing the operation of the billing system.

Significant Employees

Yen-Zon (Richard) Chai

Mr. Chai is our principal employee in charge of installations and programming.  Mr. Chai is currently involved in all aspects of our business and the main contact for our customers.  Mr. Chai’s education and work background are as follows:

Education:
Microcomputers and Microprocessor, NRI School  Dec 2000
Biotechnology, MSc, University of Alberta  1997-2001
Biochemistry, BSc, University of  British Columbia  1989-93

Certificate Programs:
Comptia Neworkt+, Certificate received July 2001
Comptia A+, Certificate received June 2001
Canadian Security Course, Certificate received 1995

Work Experience

Si3 Technology Inc from September 2004 to Present
In charge of all the database and programming requirements. Also maintain all the servers.

Projects include Commission system, online E-com sites, and linkage to online payment processor.

Global Internet Consultants Inc. from May 21, 2002 – Jan 2004
Work as the main programmer and database administration for the company. Maintain, optimized, and backup Linux based my-SQL server. Setup a 2-server replication for the company for redundancy. Also develop web application with PERL and PHP for various web sites, create report from all the logs, and develop various tools to link up to online processors.

University of Alberta from 1997 – 2001
Research in Embryo Mobility. Research based on characterization of the ingetrin and metaloproteinase gene expression during various stages of the embryo growth. Procedures and experiment used include PCR and primers design, DNA Sequencing, RNA extraction, digestion and gel detection via radiation or fluorescent primers, Cell line growth, SDS-Page protein gel detection via antibody, and stains.

Operating Systems and Languages
Knowledgeable: PHP, C/C++, VB, PERL, CGI, MYSQL, HTML.
Familiar: ASP, Delphi, BASIC, JavaScript, JAVA, DHTML.
OS: MS-DOS, Windows 9X/ME/2000/XP Server and Home Editions
Red Hat Linux, MAC OS 9 and X.

There are no other "significant" employees other than Mr. Chai.

Mr. Chai is currently 34 years old.  Si3 does not currently have a formal employment contract with Mr. Chai.

Family Relationships

Several of our shareholders are related to Benjamin Wong.  The following table shows all the shareholders who are related to Mr. Benjamin Wong:

Name	Relationship

Lee Pui Yu, Connie	Sister-in-law
Lee Pui, Fan	Sister-in-law
Lee Pui, Yuk	Sister-in-law
Wong, Chan Wing	Brother
NG, So Ching	Sister-in-law
Kam Tong Chan	Mother
Marcia Wai Yin Pong	Wife
Paulina Miu Ling Wong	Sister
Sunny Kan	Brother-in-law
Seak Tsan Wong	Father
Tsan For Pat Wong	Brother

Involvement in Certain Legal Proceedings

There are no legal proceedings pending, or that have occurred in the past five years that are material to an evaluation of the ability or integrity of any persons listed herein as an Officer, Director, or significant employee.

Audit Committee

As we are a development stage company intending to list on the OTCBB, we have found it difficult to attract qualified Directors.  Our sole Director will, for now, be tasked with the responsibility of fulfilling audit committee functions.  Mr. Wong is eminently qualified to fulfill these duties.

As Si3 matures, we will continue to search for qualified individuals willing to serve as independent board members, and it is our intention to create an audit committee composed of a majority of independent Directors.

On December 1, 2004 Si3 informally established an Audit Committee consisting of a single person: Mr. Benjamin Wong.  Mr. Wong will hold this office until such time as we are able to source qualified independent Directors.  Mr. Wong is also an Officer of Si3 and therefore neither Mr. Wong, nor the audit committee itself is independent.

Mr. Benjamin Wong is a financial expert holding both CGA and CPA designations.  In Canada, a CGA is qualified to conduct audits.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets out all persons (including any "group", but excluding management) who is known to us to be the beneficial owner of more than 5% of our outstanding common shares.

Title of Class	Name and address of beneficial owner	Amount and Nature of Beneficial Owner(1)	Percentage of Class(2)

Common	Weril Investment Inc.(3) P.O. Box 656 Tropicana Plaza Providenciales, Turks & Caicos British West Indies	15,000,000	46.87%(4)

Common	Tsan For Pat Wong 35E BLK 10 Island Harbor View 11 Hoi Fai Road Tai Kok Tsui, KLN Hong Kong	15,000,000	46.87%(4)

(1)	This figure includes all of the shares of our common stock beneficially owned by such individual.
(2)	This represents the percentage of the shares of our common stock owned by the security holder as of February 1, 2005.
(3)	The beneficial owner of this corporation is Melody Selene Zacharias, a resident of Canada.
(4)	This percentage is calculated based on the number of shares outstanding and not on a fully diluted bases.

Security Ownership of Management

The following table sets out the security ownership of all of our directors and officers as at July 1, 2005.

Title of Class	Name and address(1) of beneficial owner	Amount and Nature of Beneficial Owner(2)	Percentage of Class owned(3)

Common	Benjamin Wong	61,000	0.19%(4)

(1)	The address for delivery for management is C/O Si3 Technology Inc., 2550 – 555 West Hastings Street, Vancouver, British Columbia, V6B 4N5
(2)

This figure includes all of the shares of our common stock beneficially owned by such individual, but does not include warrants to purchase an additional 60,000 shares at $2.00 per share.  These warrants are set to expire on November 23, 2007.

(3)

This represents the percentage of the shares of our common stock owned by the security holder as of February 1, 2005, but does not include 60,000 shares that may be purchased under a warrant agreement at $2.00 per share.

(4)	This percentage is calculated based on the number of shares outstanding and not on a fully diluted basis.

Changes in Control

There are no arrangements that management is aware of that may result in a change in control of the Company.

Description of Securities

We are authorized to issue 100,000,000 shares of our common stock. The following is only a summary of provisions of the shares of our common stock.  It is not complete and may not contain all the information that an investor should consider before investing in shares of our common stock.  One should carefully read our memorandum and articles of association, which is included as an exhibit to the registration statement containing this prospectus.

Common Stock

We are authorized to issue 100,000,000 shares of common stock with a par value of $0.001.

As of July 1, 2005, we had 37 shareholders of record with 32,001,000, shares of our common stock issued and outstanding.  The holders of our common stock are entitled to one vote per share for each share held on all matters to be voted on by shareholders, including election of directors.

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

Warrants and Warrant Units

As of July 1, 2005, we had 35 warrant holders.  Each of our shareholders (other than Weril Investments Inc., and Tsan For Pat Wong who do not have any warrants), hold a right to purchase additional shares.  For each share that was subscribed for by these 35 shareholders, a right was given to purchase an additional share for $2.00.  This right was given for a period of three years beginning November 23, 2004.  As of July 1, 2005 there were 2,000,000 shares issued to the 35 investors, and rights to purchase an additional 2,000,000 shares through the exercise of $2.00 warrants.  Until exercised, the warrants do not contain any voting or other rights, other than the right to purchase a share.

Additional Information Describing Securities

Reference is made to our articles of incorporation and bylaws which are available for inspection at our offices or which can be viewed through the EDGAR data base at http://www.sec.gov as exhibits to this registration statement on Form SB-2.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or listed on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system.  The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks.  Because of these penny stock rules, broker-dealers may be restricted in their ability to sell our common stock.  The foregoing required penny stock restrictions will apply to our common stock until our common stock reaches and maintains a market price of $5.00 or greater.

Interest of Named Experts and Counsel

There are no agreements contingent upon the filing of this registration statement, and no one will receive a direct or indirect interest in us as a result of this registration of securities.

The audited financial statements of Si3 as at December 31, 2004, appearing in this prospectus and registration statement have been prepared by, Lopez, Blevins, Bork & Associates, LLP of Houston Texas, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve: (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (ii) the payment of dividends in violation of Nev. Rev. Stat. 78.300.

Our Bylaws provide we shall indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Certain Relationships and Related Transactions

There are no transactions or proposed transactions during the last two years to which we were a party, in which any director, executive officer, or a family member of any director or executive officer had or is to have a direct or indirect material interest exceeding $60,000.

Description of Business

Si3 is a development-stage company with limited current operations.  Although we do not depend on any one or a few major customers, we do not have a lot of ongoing customers.  We expect to require a constant influx of new customers in order to achieve profitability.

We were incorporated under the laws of the State of Nevada on August 25, 2004 and have a December 31 fiscal year end.

Our mailing address is 228 – 3495 Cambie Street, Vancouver, B.C. V5Z 4R3 and our telephone number is (604) 782-3229.

Currently, our principal service is web design with a particular emphasis on web sites that require a secure shopping feature.  Although this has been the major part of our business in terms of sales, we have been focusing our expansion efforts on the installation of standardized and customized self-monitoring Internet-based surveillance camera systems for small businesses and homes.

Using current technology that is readily available from a number of sources, we are able to build systems that will alert the customer 24 hours a day, 7 days a week if the system detects an intruder on their premises.  The technology automatically alerts the customer directly either through voice, image or text to the customer’s cell phone, personal data assistant (PDA) or email account.  Currently, our clients for this service consist of retail stores, private residences and day care centres.

Although we currently generate the majority of our income from web design, development and marketing for small businesses, we hope in the future to expand our business in the area of self-monitoring surveillance in both Canada and the United States.

The market for home, business and personal security is growing.  For the business that we conduct, there are very little in the way of barriers to entry.  There are currently several hundreds of businesses in the area of web design and also several hundreds of businesses in the area of security system installation.  Our competitors vary from small operations such as ours to multinational corporations such as Honeywell and Motorolla.  We plan to grow our business through the creation of standardized processes, and aggressive marketing in each market into which we expand.  We do not currently possess any competitive advantages over any of our competitors.  Should a larger and more financially fit company choose to try to create a brand name that is identified with this industry before we are able to, we would likely find it considerably more difficult to compete and expand in the way we hope to.

The materials needed for the installation of our security systems are currently available from a multitude of sources including retail businesses such as Home Depot and Lowes.  We do not foresee any difficulty in procuring materials.

There are no special government approvals needed for us to conduct our business and we do not anticipate additional governmental regulations to be drafted in the foreseeable future.

Industry Overview

Prompted in part by new fears after the Sept. 11, 2001, terrorist attacks, camera makers, security specialists, hard-disk makers and chip designers are transforming the art of video surveillance, long known for its grainy, black-and-white images and reams of tape.

With the new smart cameras, data is recorded in a digital format on hard disk drives so that reviewing hours of surveillance is much easier. Solar batteries let some cameras run without the risk of failing because somebody cut the power.

Data can be sent over the Internet -- often through wireless data networks -- directly to a company's hard drive archives. Processing chips inside the cameras make the images much easier to discern, and new software analyzes faces so that the cameras can send alerts to security guards when they spot known criminals or suspicious movements.

Cameras are another pair of eyes giving users a chance to conduct surveillance not only around their home but at construction sites, to check on the environmental conditions at their vacation home and the like.  Advances in video electronics and the steady march of broadband Internet service are combining to offer consumers new ways to keep visual tabs on their homes or small businesses through cameras and Web cams.

Retailers like CompUSA and Radio Shack are selling an inexpensive Motorola home monitoring system that includes one wireless camera and a communication device that plugs into a home broadband connection. The same system, designed for reasonably tech-savvy buyers to set up themselves, can be expanded with temperature, motion and leaking-water detectors, and configured to send a text message to a cell phone warning the owner that, for example, the front door has been opened or the basement is wet.

In a nationwide U.S. survey last year, Parks Associates found that 14 percent of Americans said they were interested in a service that would enable looking into their home through Net-connected cameras.

Although homeowners are part of the target market, the very first consumers of this technology have been small business owners and shopkeepers, including people who own stores in two or three locations and want to be able to check in remotely.

These systems are not marketed as an alternative to a fully monitored fire or burglar alarm service, given their vulnerability to Net glitches.

In 2002, the closed circuit TV camera market generated about $1.5 billion in revenue, according to JP Freeman, a market researcher in Newtown, Connecticut. According to Mr. Freeman, sophisticated cameras that use technologies like Internet connectivity were only about 10 percent of the market in 2002, but they were growing at 30 percent a year, or twice the rate of standard security cameras.

According to Vance Kozik, product manager for StarDot Technologies, Buena Park, Calif, about 10 to 15 percent of sales for internet surveillance cameras are for residential users, mainly in the mid- to high-end market.

The 2004 Builder Survey by Parks Associates polled 400 homebuilders as to what electronic systems they add the most in the initial construction of a residence.  According to Parks, 79 percent of those polled say they are including security systems in the construction of new homes. That number is second only to programmable thermostats (84 percent) and ahead of HVAC systems (75 percent), structured wiring (68 percent), controlled lighting (63 percent) and intercoms (55 percent)

In 2001, approximately 10,000 businesses nationwide were classified as "alarm installing entities"  (Source: STAT Resources, Inc., Boston, Mass., 617-734-2000).  This industry is dominated by small enterprises with approximately one-half of the businesses installing alarm systems having annual revenues of less than $250,000 per year and employ four or fewer employees.

Governmental Regulations

Currently, we are not subject to any unique government regulations, beyond that of any other competitor.  The materials we use may be manufactured, imported, and exported to and from the U.S. and Canada with no special regulations.

Environmental Regulation

Our operations are subject to various environmental and occupational health and safety laws and regulations.  We believe that we are in compliance with the regulatory requirements of British Columbia.  We will continue to make expenditures to comply with these requirements, and we do not believe that compliance will have a material adverse effect on our business.  As is the case with companies in general, if a release of hazardous substances occurs on or from our premises (however the company does not have a premises yet), we may be held liable.  While the amount of such liability could be material, we endeavor to conduct our operations in a manner that reduces such risks.

Reports to Security Holders

We are not currently required to deliver an annual report to security holders.  None will be provided until such time as one is required.  Once we become a reporting issuer in the United States upon the effectiveness of this registration statement and the filing of a Form 8-A, we will be required to deliver an annual report to our stockholders prior to or with the distribution of proxy materials relating to annual stockholder meetings.

We have not previously filed reports with the Securities and Exchange Commission, nor with any other securities regulator.  However, once we become subject to reporting requirements under section 13 or 15(d) of the U.S. Securities and Exchange Act of 1934, as amended, we will be required to file the following with the SEC: (I) quarterly reports on Form 10-QSB; (ii) an annual report on Form 10-KSB; (iii) a Form 8-K to report the occurrence of certain reportable events; (iv) preliminary and definitive copies of our proxy statement and form of proxy to be submitted to our stockholders; and (v) the annual report to stockholders.

Copies of this, and all future reporting materials filed with the SEC may be obtained at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Information as to the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.  The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically at http://www.sec.gov.

Enforceability of Civil Liabilities Against Foreign Persons

BECAUSE THE PRINCIPALS ARE NON-US CITIZENS, YOU MAY NOT BE ABLE TO ENFORCE CIVIL LIABILITIES UNDER THE U.S. FEDERAL SECURITIES LAWS AGAINST US

A majority of our directors and officers reside in Canada.  Because all or a substantial portion of our assets and the assets of these persons are located outside the United States, it may be difficult for an investor to sue, for any reason, us or any of our directors or officers outside the United States.  If an investor was able to obtain a judgment against us or any of our directors or officers in a United States court based on United States securities laws or other reasons, it may be difficult, if not impossible, to enforce such judgment in Canada.  We have been advised by our Canadian counsel that there is doubt as to the enforceability, in original actions in Canadian courts, of liability based upon the United States Federal securities laws and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the Untied States Federal securities laws.  Therefore, it may not be possible to enforce those actions against us, or any of our directors or officers.

Management’s Discussion and Analysis or Plan of Operation

The following discussion and analysis of our results of operations and financial position should be read in conjunction with our audited financial statements and the notes thereto included elsewhere in this Report. Our consolidated financial statements are prepared in accordance with U.S. GAAP. All references to dollar amounts in this section are in U.S. dollars unless expressly stated otherwise.

Special Note Regarding Forward-Looking Statements

The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our audited financial statements and the notes thereto.  The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments.  Such forward-looking statements include, but are not limited to, the development plans for our growth, trends in the results of our development, anticipated development plans, operating expenses and our anticipated capital requirements and capital resources.  Our actual results could differ materially from the results discussed in the forward-looking statements.

Results of Operations

For the period from August 25, 2004 to December 31, 2004

Revenues	$ 26,283
Gross Margin	$ 12,512
Loss	$ (1,603)
Basic and Diluted Loss per Share	$ (0.00)

The results of the period ended December 31, 2004 show a development stage company with limited current operations.  We have started this business with limited capital and are hoping to expand using a combination of operating cashflow and possibly equity financing at a later date.

Although we have generated a loss for the period ended December 31, 2004, the loss was relatively small and we have adequate resources to accommodate this.  By keeping our expenses to a minimum we do not anticipate any significant operating losses to occur.  The expense of becoming a public company will likely create added expenses that will likely cause the company to show a loss for the near future.  We feel we have adequate financial resources to cover these losses.

For the period ended December 31, 2004, the majority of our revenues were generated from on line security system sales and installation and web design, development and marketing for small businesses.  As of January 31, 2005, we have 8 active customers who, we expect, will continue to purchase from the Company.

The installation of security systems represented approximately 45% of our business in 2004.  We will continue to expand this part of our business through cold call and referral.

Revenue and Gross Margins

The revenues generated for the period ended December 31, 2004 were the result of marketing efforts such as cold calling and word of mouth.  Our service to our customers has resulted in strong recommendations from our customers that have allowed us to expand our client base.  In 2004, revenue growth was limited because we were still evaluating a few security products and we were not prepared for any aggressive marketing campaign.  Limited resources and our desire to gain confidence and experience in the industry prior to launching any sort of advertisement campaign have limited our ability to generate substantial revenue.  The current loss is a result of the expenditures relating to the legal and accounting fees due to the set up of the company, travel expenses to Asia for negotiation with product manufacturers and a one time year end bonus to an employee.

Gross margin in 2004 was 47.6%.

Operating Expenses

Total operating expenses for the period ended December 31, 2004 were $13,402.  The majority of these expenses were from legal and audit fees, payroll expenses and travel expenses. Our advertising and administration expenses are kept to a minimum at this time.

For the period ended December 31, 2004, advertising and promotion expenditures were immaterial, whereas our legal and accounting fees for the same period totaled $7,476 which is mainly due to legal costs for the set up of Si3 and audit fees related to this registration statement.

Salaries and benefits for the period ended December 31, 2004 were $6,790.  This represents payments to our one employee.  At this time, we do not pay our senior management or Director and we do not expect this policy to change until such time as we can do so and still maintain profitability.

We do not carry any bank or other loans and have therefore not incurred any interest costs for the period ended December 31, 2004.  We have not sought any debt financing to date and we do not anticipate a need for debt financing in the foreseeable future.

Net Loss

The net loss for the period ended December 31, 2004 was $1,678.  Basic and diluted loss per share was $0.00 for the same period ended December 31, 2004.

Liquidity and Capital Resources

For the period ended December 31, 2004

As at December 31, 2004, our current assets were $66,136 and its current liabilities were $8,057.  The majority of the current assets of $66,136 is cash on hand which is a result of equity financing that was done in 2004.  The Company was able to raise $60,001 in equity financing in 2004 through 37 investors.

As at December 31, 2004, liabilities were comprised of $1,370 in accounts payable and 6,687 in accrued liabilities which include a one time year end bonus to an employee, and the reimbursement for the travel expenses incurred in 2004.

As at December 31, 2004, the Company has a cash balance of $62,596. We feel these are adequate resources for the Company to continue operations for at least another year.

The effect of exchange rates on cash has been negligible. These gains and losses are the result of fluctuation in the Canadian dollar versus the US dollar.  We conduct our operations in Vancouver, Canada and therefore we charge our customers in Canadian Dollars.

Plan of Operation

We have been, since our inception, reliant on external investment to finance ongoing operations, as we are not yet operating profitably.  During 2004, the Company secured equity financing in the amount of $60,001.  As we are a development stage company with very limited resources, our operations to date have been quite limited.  We have not experienced any cash flow issues to date and we have been very successful in collecting on our accounts receivables.

Management anticipates profitability in the near future as a result of continued focused marketing and the addition of products such as installed security systems.

While we anticipate achieving profitable operations in the near future, you should be cautioned that there can be no assurance that revenue, margins, and profitability of the Company will increase, or be sufficient to support our operations in the long term.  Moreover, we anticipate a possible increase in operating expenses.   We may finance these expenses with further issuances of Common Stock of the Company.  We expect we may need to raise additional capital to meet long-term operating requirements.  We believe that any anticipated private placements of equity capital and debt financing may be adequate to fund the Company’s long-term operating requirements.  The Company may also encounter business endeavors that require significant cash commitments or unanticipated problems or expenses that could result in a requirement for additional cash.  If we raise additional funds through the issuance of equity or convertible debt securities other than to current shareholders, the percentage ownership of the Company’s current shareholders would be reduced, and such securities might have rights, preferences or privileges senior to its Common Stock.  Additional financing may not be available upon acceptable terms, or at all.  If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict the Company's business operations.   We are continuing to pursue external financing alternatives to improve our working capital position and to grow the business to the greatest possible extent.

Material Commitments

We had no debt financing in 2004.

Off-Balance Sheet Arrangements

As of the date of this Report, the Company does not have any off-balance sheet arrangements that have or are reasonably like to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.  The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Description of Property

We have not purchased or leased any property or office space as of April 1, 2005.  We have been able to minimize expenses by working from the home of one of the employees.  At this stage in our business, we do not require a lot of space and have opted to not commit to renting or purchasing any office space until there is a greater need.

Market for Common Equity and Related Stockholder Matters

There are currently no markets where our common equity is traded.

Except for warrants issued to third parties as described elsewhere in this document, there are no outstanding options, warrants to purchase, or securities convertible into our common equity.

None of our common equity, as of July 1, 2005, could be sold pursuant to Rule 144

Si3 has not implemented or approved any stock option plans or any other form of equity compensation plan.

Since incorporation, we have not issued or authorized any dividend payments and we do not plan to issue dividends for the foreseeable future.

Holders of our common stock are entitled to receive dividends as may be declared by our board of directors.  Our board of directors may, from time to time, declare and we may pay dividends in cash, property, or its own shares, except when we are insolvent or when the payment thereof would render us insolvent.  The board is not obligated to declare a dividend.  We have not paid any dividends since our inception.  It is not anticipated that dividends will be paid in the foreseeable future.

Executive Compensation

The person acting as the sole executive officer within Si3 has remained consistent since inception.

While we were in a start-up phase, management decided to work for little or no compensation in order to allow for additional funds to be put towards growing the business.  We do not, as of July 1, 2005, offer any bonus plans, group or individual medical plans, or insurance coverage of any type.

The following table sets forth in summary form all the compensation awarded to, earned by, or paid to our President and Chief Executive Officer.  No other executive officer of Si3 received salary, bonus and any other form of compensation exceeding $100,000 during the fiscal years ended December 31, 2004.

Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Conpen- sation	Re- stricted Stock Awards	Securities Underlying Options/ SARs	LTIP Payouts	All Other Compen- sation

Benjamin Wong Chief Executive Officer, President, Director	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Aggregated Option/SAR Exercises During the Most Recently Completed Financial Year and Financial Year-End Option/SAR Values

As of July 1, 2005, we have not created an option/SAR plan.  None of our Officers, Directors or employees have been promised or issued any options and we do not anticipate implementing a share compensation plan for the foreseeable future.

Proposed Compensation

The following table shows the amount which we plan to pay our executive officers starting as of January 1, 2006 and the time which our executive officers devote to our business.

Name	Proposed Compensation	Time devoted to Si3's Business Fiscal year 2004	Time intended to be devoted to Si3's Business Fiscal year 2005

Benjamin Wong	$0.00/mo.	25%	25%

Employment Agreements

We do not have any employment agreements with our executive officers, but we intend in the future to enter into such agreements.

Long Term Incentive Plans - Awards in Last Fiscal Year

As at July 1, 2005, there were no Long Term Incentive Plans implemented or awarded.

Employee Pension, Profit Sharing Insurance or Other Retirement Plans

As at July 1, 2005, we did not have a benefit, pension plan, profit sharing, insurance plan or other retirement plan, although we may adopt one or more of such plans in the future.

Compensation of Directors

We do not pay our directors for attending meetings of the board of directors, although we expect to adopt a director compensation policy in the future.  We have no standard arrangement pursuant to which our directors are compensated for any services provided as a director or for committee participation or special assignments.

Compensation Committee Interlocks and Insider participation

We do not currently have a compensation committee.  Decisions as to compensation are made from time to time with no set policies, or formulas used as a guide.

The following table shows the persons who participated in deliberations of our board of directors concerning executive officer compensation.

Name	Offices Held

Benjamin Wong	CEO, President, Secretary/Treasurer, Director

Financial Statements

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
  Si3 Technology Inc.
(A Development Stage Company)
  Reno, NV

We have audited the accompanying consolidated balance sheet of Si3 Technology Inc. as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from August 25, 2004 (Inception) through December 31, 2004.  These financial statements are the responsibility of Si3 Technology Inc.’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Si3 Technology Inc. as of December 31, 2004, and the results of its operations and its cash flows for the period from August 25, 2004 (Inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company's losses from operations and the need to raise additional financing in order to satisfy its vendors and other creditors and execute its Business Plan raise substantial doubt about its ability to continue as a going concern.  Management's plans as to these matters are also described in Note 2.  The 2004 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Lopez, Blevins, Bork & Associates, LLP
Houston, Texas
February 10, 2005

SI3 TECHNOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
December 31, 2004

ASSETS

Current assets
Cash	$62,596
Accounts Receivable, net	3,540

Total current assets	66,136

Property and equipment, net	319

Total Assets	$66,455

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,370
Accrued liabilities	6,687

Total current liabilities	8,057

Commitments

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value, 100,000,000 shares authorized, 32,001,000 shares issued and outstanding	32,001
Additional paid in capital	28,000
Accumulated other comprehensive income	75
Deficit accumulated during the development stage	(1,678)

Total stockholders’ equity	58,398

Total Liabilities and Stockholders’ Equity	$66,455

See accompanying summary of accounting policies and notes to financial statements.

SI3 TECHNOLOGY INC.
  (A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS
Period from August 25, 2004 (Inception) through December 31, 2004

Revenue	$26,283
Cost of Goods Sold	13,771

Gross Profit	12,512

Operating Expenses:
Selling, general and administrative	(14,190)

Net loss	(1,678)

Foreign exchange gain	75

Total Comprehensive Loss	$(1,603)

Net loss per share:
Basic and diluted	$(0.00)

Weighted average shares outstanding:
Basic and diluted	22,104,488

See accompanying summary of accounting policies and notes to financial statements.

SI3 TECHNOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
Period from August 25, 2004 (Inception) through December 31, 2004

	Common stock		Additional paid-in	Deficit Accumulated During the Development	Accumulated Other Comprehensive

	Shares	Amount	capital	Stage	Income	Total

Capital stock issued for cash	1,000	$1	$-	$-	$-	$1
Capital stock issued for cash	30,000,000	30,000	20,000	-	-	50,000
Capital stock issued for cash	2,000,000	2,000	8,000	-	-	10,000
Foreign currency translation	-	-	-	-	75	75

Net loss	-	-	-	(1,678)	-	(1,678)

Balance, December 31, 2004	32,001,000	$32,001	$28,000	$(1,678)	$75	$58,398

See accompanying summary of accounting policies and notes to financial statements.

SI3 TECHNOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
  CONSOLIDATED STATEMENT OF CASH FLOWS
Period from August 25, 2004 (Inception) through December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,678))
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	788
Depreciation	2
Changes in:
Accounts receivable	(4,328)
Accounts payable	1,370
Accrued liabilities	6,687

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,841

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(321)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock for cash	60,001

Effect of exchange rate changes on cash	75

NET CHANGE IN CASH	62,596
Cash, beginning of period	-

Cash, end of period	$62,596

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-

Income taxes paid	$-

See accompanying summary of accounting policies and notes to financial statements.

SI3 TECHNOLOGY INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

Si3 Technology Inc. (“Si3 Technology”) was incorporated on August 25, 2004 under the laws of Nevada to engage in sales and installation of web based surveillance system, and website development business through its subsidiary, Si3 Technologies (BC) Inc., in Canada.  Si3 Technology’s fiscal year end is December 31.

Foreign Currency Translation

The Canadian dollar is the functional currency of Si3 Technologies (BC) Inc.  Transactions in foreign currency are translated at rates of exchange rates ruling at the transaction date.  Monetary assets and liabilities denominated in foreign currencies are retranslated at rates ruling at the balance sheet date and the resulting accumulated foreign exchange gains or losses are reflected in other comprehensive income.  Exchange differences from the settlement of completed transactions are recognized in the in the statement of operations.  The financial statements are presented in US dollars.

Principles of Consolidation

The December 31, 2004 consolidated financial statements include the accounts of its wholly owned subsidiary.  All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Long-lived Assets

Property and equipment are stated on the basis of historical cost less accumulated depreciation.  Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Major renewals and improvements are capitalized, while minor replacements, maintenance and repairs are charged to current operations.

Impairment losses are recorded on fixed assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.

Revenue Recognition

Si3 Technology recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable.  These criteria are generally met at the time product is shipped or services are performed.

Allowance for Doubtful Accounts

Earnings are charged with a provision for doubtful accounts based on a current review of the collectibility of accounts. Accounts deemed uncollectible are applied against the allowance for doubtful accounts.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.  Si3 Technology records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Financial Instruments

Si3 Technology's financial instruments consist of cash, accounts payable and accrued liabilities, notes payable and due to related parties. Unless otherwise noted, it is management's opinion that Si3 Technology is not exposed to significant interest, currency or credit risks arising from these financial instruments.  The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

The fair value of the amounts due to related parties is not determinable as they have no repayment terms.

Recent Accounting Pronouncements

Si3 Technology does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Si3 Technology’s results of operations, financial position or cash flow.

NOTE 2 – GOING CONCERN

Si3 Technology has incurred losses totaling $1,678 through December 31, 2004 and expects to incur substantial losses in the near future.  Because of these conditions, Si3 Technology will require additional working capital to develop business operations.  Si3 Technology intends to raise additional working capital either through private placements, public offerings and/or bank financing.

There are no assurances that Si3 Technology will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support Si3 Technology’s working capital requirements.  To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, Si3 Technology will have to raise additional working capital.  No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to Si3 Technology.  If adequate working capital is not available Si3 Technology may not increase its operations.

These conditions raise substantial doubt about Si3 Technology's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should Si3 Technology be unable to continue as a going concern.

NOTE 3 – RELATED PARTY TRANSACTIONS

An officer has provided office services without charge.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.  The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.  If a specific business opportunity becomes available, such persons may face a conflict of interest.  A Company policy for handling such a conflict has not yet been formulated.

NOTE 4 - CAPITAL STOCK

Si3 Technology’s authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share.  All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders.  The shares of common stock have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Holders of the common stock are entitled to equal ratable rights to dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available.

In October 2004, Si3 Technology conducted a private placement and sold 30,000,000 common shares for cash of $50,000.

In November 2004, Si3 Technology conducted a private placement and sold 2,000,000 units for cash of $10,000 or $0.005 per unit.  Each unit consists of one share of common stock and one warrant to purchase one common share of the Company for $2.00.  The warrants expire in three year from the purchase date, which is November 23, 2004.

NOTE 5 - INCOME TAXES

Details of Si3 Technology's future income tax assets are as follows as of December 31, 2004:

Future income tax assets:
Non-capital loss carryforwards	$400
Valuation allowance	(400)

Net future income tax assets	$-

Si3 Technology has non-capital losses carried forward of approximately $1,200.  They may be utilized to offset future taxable income.  Future tax benefits, which may arise as a result of these losses have not been recognized in these financial statements.

There have been no changes or disagreements with our accountants on accounting and financial disclosure.

Si3 TECHNOLOGY INC.

1,940,000 shares of common stock to be sold by certain selling security holders
1,940,000 shares of common stock issuable upon the exercise of outstanding warrants

--------------------------------
PROSPECTUS
--------------------------------

June ___, 2005

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters.  Neither the delivery of this prospectus nor any sale make hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus.  This prospectus does not constitute and offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation.  Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Dealer Prospectus Delivery Obligation

Until ________, _____, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II. Information Not Required In Prospectus

Indemnification of Directors and Officers.

(Same comment as before, this section needs to be revised in accordance with Nevada State Law and the Articles and Bylaws of the Company.)

Our Articles of Association authorize indemnification of every person who is or was a director of Si3 or is or was serving at our request as a director of another corporation of which we are or were a shareholder.  The board of directors may determine whether or not to indemnify any person who is or was an officer, employee, agent, or person working to the benefit of Si3 against all costs, charges and expenses actually incurred by him.

In addition, our Articles of Association provide that:

No director, officer, employee or agent of Si3, will be liable for:
•	the act, neglect or default of any other director, officer, employee or agent,
•	for joining in any act for the sake of conformity,
•	for any loss, damage or expense sustained or incurred by Si3 through the insufficiency or deficiency of any security in or upon which any of the monies of Si3 are placed or invested,
•	for any loss or damage arising from the bankruptcy, insolvency or wrongful act of any person, firm or corporation with whom any monies, or securities, are deposited, or
•

for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his office or trust or in relation thereto, unless the same happens by or through his own willful neglect or default.

Furthermore, our Articles of Association provide that our directors may cause us to purchase and maintain insurance for the benefit of any person who is or may be entitled to indemnification as mentioned above against any expense or liability from which he is or may be so entitled to be indemnified and may secure such right of indemnification by mortgage or other charge upon all or any part of our real and personal property, and any action taken by the board will not require approval or confirmation by our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, or controlling persons of Si3 pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

The following table sets forth our expenses in connection with this registration statement.  All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

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Filing Fee – Securities and Exchange Commission	$-
Fees and Expenses of accountants and legal counsel	$10,000
Miscellaneous Expenses	$700

Total	$10,700

Recent Sales of Unregistered Securities

Since August 25, 2004, the date of our incorporation, we have issued the following shares of our common stock for cash rendered to us, absent registration under the Securities Act of 1933, as amended (the “Securities Act”).  The securities listed below were issued to persons in offshore transactions that were negotiated outside of the United States.

Some of the holders of the shares of our common stock issued below may have subsequently transferred or disposed of their shares and the list does not purport to be a current listing of our shareholders.

On August 25, 2004, we issued 1000 shares of common stock to Mr. Benjamin Wong at a purchase price of US$1.00 per share as the initial subscriber’s share for total gross proceeds in cash of US$1,000.00.  We believe that such issuance was exempt from registration as the securities were issued in an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.

On November 15, 2004, we sold in aggregate 30,000,000 shares of our common stock to Mr. Tsan For Pat Wong and Weril Investments Inc. at a purchase price of approximately $0.0016666667 per share for total gross proceeds in cash of US$50,000. We believe that such issuance was exempt from registration as the securities were issued in an offshore transaction that was negotiated outside of the United States and consummated outside of the United States.

On November 23, 2004, we issued in aggregate 2,000,000 shares of our common stock with an attached warrant to purchase an additional 2,000,000 shares of our common stock for US$2.00 per share for a period of three years starting on November 23, 2004 to Lee Pui Yu, Connie, Finnis, Jason, Lee Yin, Kung, Lau Yung, Chun, Lee Pui, Fan, Harrison, Larisa, Ho Ting, Yan, Lee Pui, Yuk, Lee Shing, Chi, Liu ka, Pik, Kroll, Jerry, Lee Chi, Oi, Hung Yuk, Ming, Benjamin Wong, Wong Chan, Wing, Ng So, Ching, Leung Bik, Kee, Thomlinson, Jim, Ho Ting, Shan, Chai, Yen Yang, Gould, Christine, Kam Tong, Chan, Wai Yin Pong, Marcia, Miu Ling Wong, Paulina, Kan, Sunny, Tsan Wong, Seak, Ming Chiang, Gee, Kwok, Patrick, Wing Shun Chu, Lisa, Kumazawa, Kayo, Bing Wong, Sze, K. Y. Chan, Michael, Chai, Yen-zon, Chi Sum Ho, Herman, Hall, Lisa, at a purchase price of US$0.005 per share for total gross proceeds in cash of $10,000.  We believe that such issuance was exempt from registration as the securities were issued in offshore transactions, which were negotiated outside of the United States and consummated outside of the United States.

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EXHIBIT INDEX

Exhibit #                                                                                                                 Page#

3.1       Articles of Incorporation of Si3 Technology Inc.

3.2       Bylaws of Si3 Technology Inc.

5.1       Opinion of Stepp Law Group

23.1     Consent of Accountants

23.2     Consent of Stepp Law Group (included in Exhibit 5.1)

Undertakings

Furnish the undertakings required by Item 512 of Regulation S-B.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on July 1, 2005

Si3 Technology Inc

By:	/s/ Benjamin Wong
Benjamin Wong Director, President, Secretary

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Benjamin Wong
Benjamin Wong
Director, President, Secretary
July 1, 2005

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